Exhibit 99.1

Uroplasty Reports Record Fiscal Second Quarter Revenue

~ Global Urgent PC Sales Up 17.5% ~

~ Fiscal 2015 Guidance Reaffirmed ~

MINNEAPOLIS, October 23, 2014 -- Uroplasty, Inc. (NASDAQ: UPI), a medical device company that develops, manufactures and markets innovative proprietary products to treat voiding dysfunctions, today reported financial results for the fiscal 2015 second quarter ended September 30, 2014.

Global revenue for the Company’s Urgent® PC Neuromodulation System grew 17.5% to $4.3 million, a new quarterly revenue record, as compared to $3.6 million in the second quarter of the prior year.  Total revenue for the fiscal second quarter of 2015 was $6.5 million, also a new quarterly record and up 8% from the same quarter in the prior year.

“Second quarter results for Urgent PC clearly demonstrate the growing recognition by physicians of the value provided by the only non-drug, non-surgical treatment option for refractory OAB patients,” said Rob Kill, President and Chief Executive Officer of Uroplasty. “We remain focused on continued sales execution for both Urgent PC and Macroplastique and reiterate our fiscal 2015 annual guidance,” added Mr. Kill.

The Company achieved a gross margin record of 88.3% in the recent fiscal second quarter, higher than  the 87.6% gross margin in the same quarter one year ago.  Operating expenses for the period totaled $6.8 million compared to $7.2 million in the same quarter last year.

The operating loss of $1.1 million in the fiscal second quarter compares with a $1.9 million operating loss in the same quarter last year.  Excluding non-cash charges for share-based compensation and depreciation and amortization expense, the non-GAAP operating loss was $0.7 million in the second quarter of fiscal 2015, compared with a $0.9 million non-GAAP operating loss in the year ago period. The GAAP loss per diluted share of $0.05 in the fiscal second quarter compares to a loss per diluted share of $0.09 in the same quarter last year.

For the six-month period ended September 30, 2014, global revenue from Urgent PC increased 18.4% to $8.3 million.  Total revenue grew 8.6% to $12.8 million.  At September 30, 2014, cash, cash equivalents and cash investments totaled $9.5 million.

For the full-year Fiscal 2015, the Company expects total revenue growth in the range of 9 to 12 percent, approximately 15 percent growth in global Urgent PC sales, and slightly higher gross margins on a year-over-year basis.

Conference Call
Uroplasty will host a conference call and webcast today at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss these results. Rob Kill, President and Chief Executive Officer, and Brett Reynolds, Chief Financial Officer, will host the call. Individuals wishing to participate in the conference call should dial 888-417-8533. No passcode is necessary.  To access a live webcast of the call, go to Uroplasty’s website at www.uroplasty.com and click on the Investor Relations section.

An audio replay will be available for 30 days following the call at 888-203-1112 with the passcode 2270603.  An archived webcast will also be available at investor.uroplasty.com.

About Uroplasty, Inc.
Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in the Netherlands and the United Kingdom, is a global medical device company that develops, manufactures and markets innovative proprietary products for the treatment of voiding dysfunctions. Our focus is the continued commercialization of our Urgent® PC Neuromodulation System, which we believe is the only commercially available, FDA-cleared system that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder (OAB). OAB is a chronic condition that affects approximately 42 million U.S. adults.  The symptoms include urinary urgency, frequency and urge incontinence.  We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on the Company and its products, please visit Uroplasty, Inc. at www.uroplasty.com.

Forward-Looking Information
Statements contained in this release that relate to future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations of future events and often can be identified by words such as “continues,” “expects,” “intends,” “should,” “will,” “may,” “believes,” “could,” “hopes,” “objective,” “looking ahead,” “future,” other words of similar meaning or the use of future dates. Uncertainties and risks may cause our actual results to be materially different than those expressed in or implied by our forward-looking statements. Such uncertainties and risks include, among others, that we cannot be certain that we will ever achieve sustained profitability, that the rate of reimbursement for PTNS treatments will be adequate to justify the cost of our product, that other Medicare carriers or private payers will provide coverage for this treatment or that existing carriers and payers will not change their coverage decisions, and that the rate of adoption of our products by new customers will continue.  More detailed information on these and other factors that could affect our actual results are described in our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. We undertake no obligation to update our forward-looking statements.

For Further Information:
Uroplasty, Inc.
Brett Reynolds, SVP and CFO
952-426-6152

EVC Group
Doug Sherk (Investors)
415-652-9100
Janine McCargo (Media)
646-688-0425

UROPLASTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013

Net sales	$6,454,630	$5,976,875	$12,839,259	$11,817,716
Cost of goods sold	753,225	741,842	1,544,536	1,489,889

Gross profit	5,701,405	5,235,033	11,294,723	10,327,827

Operating expenses
General and administrative	1,288,297	2,390,610	2,865,665	3,971,373
Research and development	651,035	428,763	1,560,479	908,423
Selling and marketing	4,818,704	4,323,084	10,091,325	8,950,493
Amortization	8,226	7,826	16,552	14,474
	6,766,262	7,150,283	14,534,021	13,844,763

Operating loss	(1,064,857)	(1,915,250)	(3,239,298)	(3,516,936)

Other income (expense)
Interest income	1,833	5,476	4,845	14,740
Foreign currency exchange gain (loss)	(2,190)	(1,339)	(1,279)	(4,034)
	(357)	4,137	3,566	10,706

Loss before income taxes	(1,065,214)	(1,911,113)	(3,235,732)	(3,506,230)

Income tax expense	15,032	16,367	34,847	30,542

Net loss	$(1,080,246)	$(1,927,480)	$(3,270,579)	(3,536,772)

Basic and diluted net loss per common share	$(0.05)	$(0.09)	$(0.15)	$(0.17)

Weighted average common shares outstanding:
Basic and diluted	21,617,675	21,076,570	21,693,989	20,921,693

UROPLASTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30, 2014	March 31, 2014

Assets
Current assets:
Cash and cash equivalents	$9,540,168	$8,681,609
Short-term investments	-	3,451,086
Accounts receivable, net	2,663,403	2,875,275
Inventories	526,367	517,217
Other	518,135	507,299
Total current assets	13,248,073	16,032,486

Property, plant, and equipment, net	952,910	997,609
Intangible assets, net	103,428	119,980
Prepaid pension assets	-	855
Deferred tax assets	136,406	150,116
Total assets	$14,440,817	$17,301,046

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$670,832	$904,879
Current portion – deferred rent	-	2,917
Income tax payable	28,017	21,922
Accrued liabilities:
Compensation	2,105,483	1,999,966
Other	472,771	479,373

Total current liabilities	3,277,103	3,409,057

Deferred rent – less current portion	26,238	171
Accrued pension liability	588,733	678,118

Total liabilities	3,892,074	4,087,346

Total shareholders’ equity	10,548,743	13,213,700

Total liabilities and shareholders’ equity	$14,440,817	$17,301,046

UROPLASTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended
	September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(3,270,579)	$(3,536,772)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	139,252	179,123
Loss (gain) on disposal of equipment	834	(5,000)
Amortization of premium on marketable securities	311	6,070
Share-based compensation expense	660,891	920,729
Deferred income tax expense	1,973	4,979
Deferred rent	23,150	(18,526)
Changes in operating assets and liabilities:
Accounts receivable, net	155,498	197,216
Inventories	(10,822)	97,787
Other current assets	(18,093)	127,104
Accounts payable	(230,103)	51,232
Accrued compensation	113,132	(51,129)
Accrued liabilities	(5,669)	(78,619)
Accrued pension liability	(35,524)	(137,089)
Net cash used in operating activities	(2,475,749)	(2,242,895)

Cash flows from investing activities:
Proceeds from maturity of available-for-sale instruments	3,450,000	2,000,000
Proceeds from held-to-maturity instruments	-	3,940,000
Purchases of property, plant and equipment	(128,041)	(208,768)
Proceeds from sale of property, plant and equipment	1,552	6,773
Payments for intangible assets	-	(41,300)
Net cash provided by investing activities	3,323,511	5,696,705

Cash flows from financing activities:
Proceeds from exercise of stock options	67,850	69,360
Net cash provided by financing activities	67,850	69,360

Effect of exchange rates on cash and cash equivalents	(57,053)	34,724

Net increase in cash and cash equivalents	858,559	3,557,894

Cash and cash equivalents at beginning of period	8,681,609	3,533,864

Cash and cash equivalents at end of period	$9,540,168	$7,091,758

Supplemental disclosure of cash flow information:
Cash paid during the period for income tax	$42,715	$25,334

Non-GAAP Financial Measures:  The following table reconciles our operating loss calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to non-GAAP financial measures that exclude non-cash charges for share-based compensation, depreciation and amortization from gross profit, operating expenses and operating loss.  The non-GAAP financial measures used by management and disclosed by us are not a substitute for, nor superior to, financial measures and consolidated financial results calculated in accordance with GAAP, and you should carefully evaluate our reconciliations to non-GAAP.  We may calculate our non-GAAP financial measures differently from similarly titled measures used by other companies.  Therefore, our non-GAAP financial measures may not be comparable to those used by other companies.  We have described the reconciliations of each of our non-GAAP financial measures described above to the most directly comparable GAAP financial measures.

We use these non-GAAP financial measures, and in particular non-GAAP operating loss, for internal managerial purposes because we believe such measures are one important indicator of the strength and the operating performance of our business.  Analysts and investors frequently ask us for this information.  We believe that they use these measures to evaluate the overall operating performance of companies in our industry, including as a means of comparing period-to-period results and as a means of evaluating our results with those of other companies.

Our non-GAAP operating loss during the three months ended September 30, 2014 and 2013 was approximately $661,000 and $917,000, respectively.  The decrease in non-GAAP operating loss for the three months ended September 30, 2014 over the corresponding period a year ago is attributed to the increase in sales and gross profit percent, offset slightly by the increase in operating spending.  Our non-GAAP operating loss during the six months ended September 30, 2014 and 2013 was essentially the same at $2.4 million for both periods.  The non-GAAP operating loss for the six months ended September 30, 2014 includes an increase in operating spending, offset by the increase in net sales and gross profit percent.

		Expense Adjustments
	GAAP	Share-based Compensation	Depreciation	Amortization	Non-GAAP
Three Months Ended September 30, 2014
Gross Profit	$5,701,000	$11,000	$4,000	$-	$5,716,000
% of sales	88.3%				88.6%
Operating Expenses
General & administrative	1,288,000	(231,000)	(36,000)	-	1,021,000
Research and development	651,000	(11,000)	(1,000)	-	639,000
Selling and marketing	4,819,000	(84,000)	(18,000)	-	4,717,000
Amortization	8,000	-	-	(8,000)	-
	6,766,000	(326,000)	(55,000)	(8,000)	6,377,000
Operating Loss	$(1,065,000)	$337,000	$59,000	$8,000	$(661,000)

Three Months Ended September 30, 2013
Gross Profit	$5,235,000	$6,000	$9,000	$-	$5,250,000
% of sales	87.6%				87.8%
Operating Expenses
General & administrative	2,390,000	(834,000)	(53,000)	-	1,503,000
Research and development	429,000	(11,000)	(1,000)	-	417,000
Selling and marketing	4,323,000	(54,000)	(22,000)	-	4,247,000
Amortization	8,000	-	-	(8,000)	-
	7,150,000	(899,000)	(76,000)	(8,000)	6,167,000
Operating Loss	$(1,915,000)	$905,000	$85,000	$8,000	$(917,000)

		Expense Adjustments
	GAAP	Share-based Expense	Depreciation	Amortization	Non-GAAP
Six Months Ended September 30, 2014
Gross Profit	$11,295,000	$25,000	$10,000	$-	$11,330,000
% of sales	88.0%				88.2%
Operating Expenses
General & administrative	2,866,000	(442,000)	(74,000)	-	2,350,000
Research and development	1,560,000	(30,000)	(1,000)	-	1,529,000
Selling and marketing	10,091,000	(164,000)	(37,000)	-	9,890,000
Amortization	17,000	-	-	(17,000)	-
	14,534,000	(636,000)	(112,000)	(17,000)	13,769,000
Operating Loss	$(3,239,000)	$661,000	$122,000	$17,000	$(2,439,000)

Six Months Ended September 30, 2013
Gross Profit	$10,328,000	$14,000	$18,000	$-	$10,360,000
% of sales	87.4%				87.7%
Operating Expenses
General & administrative	3,971,000	(755,000)	(103,000)	-	3,113,000
Research and development	908,000	(25,000)	(2,000)	-	881,000
Selling and marketing	8,951,000	(127,000)	(41,000)	-	8,783,000
Amortization	15,000	-	-	(15,000)	-
	13,845,000	(907,000)	(146,000)	(15,000)	12,777,000
Operating Loss	$(3,517,000)	$921,000	$164,000	$15,000	$(2,417,000)